Exhibit 32.1
CERTIFICATE OF
CHIEF EXECUTIVE OFFICER
OF
RAM ENERGY RESOURCES, INC.
               I, Larry E. Lee, Chief Executive Officer of RAM Energy Resources, Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q/A for the six months ended June 30, 2009, (the “Report”):
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934;

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at June 30, 2009, and the results of the Company’s operations for the six months ended June 30, 2009.

December 4, 2009	By: /s/ Larry E. Lee
Name: Larry E. Lee
Title: Chairman, President and Chief Executive Officer